Exhibit (p)(7)

RiverPark

RiverPark Capital
Management, LLC and
RiverPark Advisors, LLC

CODE OF ETHICS

August 2011

Updated March 2014

18. CODE OF ETHICS

The Company has adopted and will maintain a Code of Ethics governing employee conduct with respect to ethics, personal securities transactions, outside activities, gifts and entertainment and political contributions. This Code of Ethics covers all employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”).

PERSONAL SECURITIES TRADING—RESTRICTIONS

The Company has adopted the following policies with respect to personal securities transactions by employees and related accounts designed to prevent front-running, scalping, and the misuse of inside information by the Company and its employees. These policies adhere strictly to sound business principles, industry practices and the highest ethical standards. Our policies are intended to ensure full conformity with the laws, rules and regulations of all governmental bodies and self-regulatory organizations that monitor our business activities.

A. General Principles

The Company has adopted the following principles governing personal investment activities by Company personnel:

•	The interests of client accounts will at all times be placed first.

•	Appropriate investment opportunities must be offered to clients first before the Company or any employee may act on them.

•	All personal securities transactions will be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

•	Company personnel should not take inappropriate advantage of their positions.

Each of the Company’s employees, officers and members (or other persons with similar status or performing similar functions) as well as any other persons who provide advice on behalf of the Company and subject to the Company’s supervision and control (collectively, “Supervised Persons”) are to: (i) comply with all applicable federal securities laws, (ii) report any violations of this policy concerning Personal Securities Trading (the “Policy”) promptly to the Company’s Chief Compliance Officer, and (iii) be provided with a copy of the Policy (and any amendments), and provide to the Company a written acknowledgement of their receipt of the

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Policy (and any amendments).Investments in private placements by Supervised Persons are permitted so long as accompanied by appropriate disclosure and review.

All of the Company’s Supervised Persons who: (i) have access to non-public information regarding clients’ securities transactions, (ii) are involved in making securities recommendations to clients, or who have access to such recommendations that are non-public, or (iii) have non-public information about portfolio holdings of an investment company client (collectively “Access Persons”) are required to report holdings and transactions in securities in which they have beneficial ownership. It is the Company’s policy that no Access Person (or his or her family members) shall buy or sell any security for his or her own account or for an account in which he or she has, or as a result of the transaction acquires, any direct or indirect beneficial ownership (referred to herein as a “personal transaction”) unless:

•	With respect to any individual public equity (“stock”), or stock-related warrant, option or derivative instrument (each a “security”), advance, written clearance of the transaction has been obtained;

•	Sales of RiverPark Funds, advance, written clearance of the transaction has been obtained;

•	With respect to all securities, the transaction is reported in writing to the Chief Compliance Officer in accordance with the requirements below.

The term “security” includes any stock, warrant, option, bond (including municipal bonds), debenture or derivative instrument. The term “security” does not include registered investment companies including mutual funds and ETFs. In addition, any trades in commodities or futures are also treated as securities and, therefore, are subject to the reporting requirements, restrictions and limitations of this Manual. All mutual fund and ETF transactions are generally exempt from pre-clearance and reporting requirements, however, all purchases and sales of RiverPark Funds must be reported on a quarterly basis. Pre-approval is required of sales of RiverPark Funds and sales of ETFs held under 60 days. In regards to ETFs this will be based on a trade lot basis.

B. Restrictions and Limitations on Personal Securities Transactions

You may not use confidential or proprietary information, obtained in the course of your employment, for your personal investment purposes, for your personal gain, and you may not share such information with others for their personal benefit. The following restrictions and limitations govern investments and personal securities transactions by all Access Persons (and their family members):

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1.	Prohibition on Participation in IPOs

No Access Person may acquire any security in an Initial Public Offering (IPO) without pre-approval by the CCO.

2.	Special Permission Required for Private Placements

Private placements of any kind (including limited partnership investments and venture capital investments) may only be acquired with advance approval of the Chief Compliance Officer and, if so approved, will be subject to continuous monitoring for possible future conflict. A request for approval of a private placement should generally be submitted at least one week in advance of the proposed date of investment. In the case of approval being granted, the private placement must be disclosed on the quarterly transaction report. Capital calls on commitments previously approved by the CCO do not require pre-approval. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

3.	Trading in a Security on the Same Day There Is a Pending “Buy” or “Sell” Order

No Access Person may execute a securities transaction on a day during which any client of the Company has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn. This restriction on same day trades may be waived by the Chief Compliance Officer. Any transactions by an Access Person in violation of this same day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement.

4.	Front-Running and Scalping

Trading while in possession of information concerning the Company’s trades is called front-running or scalping, and is prohibited by the Company’s insider trading rules, and may also violate federal law. The terms “front-running” and “scalping” are sometimes used interchangeably in industry literature and by the SEC.

Front running is making a trade in the same direction as the Company or a client just before the Company or client makes its trade, for example, buying a security just before the Company buys that security, or selling just before the Company sells that security.

Scalping is making a trade in the opposite direction just after a trade by the Company or a client, for example, buying a security just after the Company stops selling such security, or selling just after the Company stops buying such security.

5.	Restricted Security List

The Company may from time to time establish a Restricted Security List that includes all securities where we have, or are in a position to receive, material non-public information about a company as a result of a special relationship between the Company or an Access Person and the company. Access Persons of the Company are not allowed to trade or

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invest in any names on the Restricted Security List without the prior consent of the Chief Compliance Officer.

6.	Further Restrictions on Trading in a Security Bought or Sold for a Client

No purchase or sale transactions may be made in any security by any Access Person for a period of seven (7) days before or after that security is bought or sold by any client. This restriction may be waived by the Chief Compliance Officer or in the case of The Chief Compliance Officer’s own account by the Chief Investment Officer. Should the Chief Compliance Officer decide to waive such transaction, details of the transaction and the reason for waiving the restriction will be documented and presented to the client or Fund’s Board. Any transactions by an Access Person in violation of this seven-day trading restriction will be required to be reversed and any resulting profits will be subject to disgorgement. The term “transaction” is not intended to include a creation or redemption by an Authorized Participant in ETFs.

7.	Policy With Respect to Client Investment Opportunities.

Investment opportunities with respect to particular securities must be offered to a client and considered by a disinterested Company employee on behalf of the Client before any transaction in the securities may be made by a Company employee

8.	Prohibition on Short-Term Trades.

No Access Person may buy or sell the same security (excluding registered investment companies not advised by the Adviser) within 60 days, except if waived by the Chief Compliance Officer and reasons for the waiver are documented. Pre-approval is required for any ETF traded in under 60 days.

Important: The Chief Compliance Officer will monitor all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

C. Restrictions on Disclosures

You may not disclose any non-public information (whether or not it is material) relating to the Company or securities transactions on behalf of clients to any person outside the Company (unless such disclosure has been authorized by the Company). You may not communicate material, non-public information to anyone, including persons within the Company, except as permitted by the Code or the Company’s Compliance Manual. All such information must be secured. For example, access to files containing material, non-public

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information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

D. Review

The Chief Compliance Officer will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Manual which you believe will cause you a hardship. The decision of the Chief Compliance Officer is completely within his discretion.

PRIOR APPROVAL AND REPORTS

A. Advance Clearance Requirement (when appropriate)

1. Procedures

•	From Whom Obtained. All Access Persons must obtain advance clearance of all personal equity securities transactions from the Chief Compliance Officer. Transactions by the Chief Compliance Officer must be approved by the Principal Investment Officer.

•	Time of Clearance. All approved equity securities transactions must take place on the same day or the next business day that the advance clearance is obtained. If the transaction is not completed on the date of clearance or the next business day, a new clearance must be obtained, including one for any uncompleted portion. Under certain circumstances clearance for larger periods of time may be granted by the CCO. Post-approval is not permitted.

•	Form. Clearance must be obtained by sending an email using the Securities Transaction Approval Form attached as Annex A, or by using a format containing similar information; and receiving approval from the CCO.

2. Factors Considered in Clearance of Personal Transactions

The Chief Compliance Officer, in keeping with the general principles and objectives of the Code, may refuse to grant clearance of a personal equity securities transaction without being required to specify any reason for the refusal. Generally, the Chief Compliance Officer will consider the following factors in determining whether or not to clear a proposed transaction:

•	Whether the amount or the nature of the transaction or person making it is likely to affect the price or market of the equity security.
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•	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or considered on behalf of any account managed by the Company.

•	Whether the transaction is being considered for purchase or sale by a client.

•	Whether the transaction is voluntary.

Important: The Chief Compliance Officer monitors all transactions by all employees, including senior Company management and portfolio management and trading personnel, in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Manual, including a pattern of front-running or other inappropriate behavior. Transactions by the Chief Compliance Officer will be monitored by the Chief Investment Officer in accordance with this Code of Ethics.

3. Exempt Securities

The securities listed below are exempt from the above advance clearance requirement and the quarterly and annual reporting requirements. Therefore, it is not necessary to obtain advance clearance for personal transactions in any of the following securities nor is it necessary to report such securities in the quarterly transaction reports or annual securities holdings list:

•	Direct obligations of the U.S. government;

•	Bank certificates of deposit;

•	Bankers’ acceptances;

•	Commercial paper;

•	Repurchase agreements;

•	Other high quality short-term debt instruments (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization such as the Moody’s, Standard and Poor’s, or Fitch, or which is unrated but is of comparable quality); and

•	Shares of money market funds; and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.
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Automatic dividend reinvestment plan investments (DRIPs) for stock in publicly traded companies are also exempt from the advance clearance requirement and the quarterly reporting requirement; however, DRIP acquisitions should be reported on an annual basis.

4. Accounts Covered

You must obtain advance clearance for any personal transaction in an equity security if you have, or as a result of the transaction will acquire, any direct or indirect beneficial ownership in the equity security.

The term “beneficial ownership” is defined by rules of the SEC. Generally, you are deemed to have beneficial ownership of securities held in the name of:

•	your husband, wife or a minor child;

•	a relative (including in-laws, step-children, or step-parents) sharing the same house;

•	anyone else if you:

•	obtain benefits substantially equivalent to ownership of the securities; or

•	can obtain ownership of the securities immediately or at some future time.

5. Exemption from Clearance Requirement

Clearance is not required for any account over which you have no influence or control. However, you must report the existence of such an account to the Chief Compliance Officer. The Chief Compliance Officer has the authority to request further information and documentation from you regarding any account over which you claim to have no influence or control.

B. Holdings and Transactions Reports

1. Transactions and Accounts Covered

You must file initial and annual holdings report with the Chief Compliance Officer. You must report all personal transactions in any account for which advance clearance is required and all transactions in affiliated funds to the Chief Compliance Officer in the next quarterly transaction report after the transaction is effected.

You must file a report even if you made no purchases or sales of securities during the period covered by the report.

2. Time of Reporting

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You must file a holdings report within 10 days after you first become an Access Person. The information must be current as of the date you become an Access Person. You must update the report within 20 days after the end of each year, and the information must be current as of a date no more than 30 days prior to the date you submit each report.

You must file periodic reports of personal transactions within 30 days after the end of each calendar quarter. Reports are due on the 10th day of January, April, July and October. The January report must also include an annual listing of all non-exempt securities holdings as of December 31 of the preceding year (a current listing will also be required upon the effectiveness of this Manual). New employees must provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

3. Form of Reporting

A sample copy of the holdings report is attached as Annex B. A copy of the periodic transaction form is attached as Annex C.

4. Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any potential conflict of interests regarding Access Persons holdings or personal trading must be disclosed to the Chief Compliance Officer. Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility.

5. Where to File Report

All reports must be filed with the Chief Compliance Officer.

6. Copies of Transaction Reports

All Access Persons are to provide duplicative copies of transaction confirmations directly to the Chief Compliance Officer.

CONFLICTS OF INTEREST; GIFTS; POLITICAL CONTRIBUTIONS

A. Conflicts of Interest and Prohibited Activities

It is a violation of your duty of loyalty to the Company, without the prior written consent of the Chief Compliance Officer, to:

•	rebate, directly or indirectly, to any person, firm or corporation any part of the compensation you receive from the Company as an employee;

•	accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a
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bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a client account;

•	own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly owned.

B. Gifts

Giving or receiving gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. The Company has adopted the policies set forth below to guide employees in this area.

Generally, you should not, directly or indirectly, accept or provide any gifts or favors that might influence your decisions regarding business transactions involving the Company, or that others might reasonably believe would influence your decisions. In particular, gifts or favors may be given or accepted only if each of the following conditions is satisfied:

(1)	A description of the gift or favor given or accepted and its estimated value are promptly (in any event within 30 days) disclosed in writing to the Company’s Chief Compliance Officer.

(2)	The estimated total value of all of the gifts or favors given or accepted by any employee is not in excess of $300 per calendar year from any company (including all of its representatives and affiliates) that does business with the Company. A log of employee gifts, including amount, will be maintained. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the employee is with the person or representative of the company that does business with the Company. A log will be kept listing each person, including any amounts of dining or entertainment.

Gifts and favors offered to employees must be refused or returned if each of these conditions is not satisfied, unless the written consent of the Chief Compliance Officer is obtained.

Although you may accept or give modest gifts and favors, which would not be regarded by others as improper, on an occasional basis, even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift would influence your business decisions. Where there is a law or regulation that affects the conduct of a particular business and the acceptance of gifts of nominal value, the law must be followed.

C. Political Contributions

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You must disclose in writing to the Chief Compliance Officer contributions in excess of $500 made to any politician, political campaign, political party or political action committee.

The Adviser is not soliciting advisory business from any government entity. Adviser may only make a political contribution if:

•	The contribution is approved by Adviser’s Chief Compliance Officer or designee;

•	The contribution is permitted by applicable law, as determined by Adviser’s counsel or outside counsel;

•	The following information about the contribution is obtained, recorded and maintained: (1) name of candidate/political party; (2) office/position for which candidate is running; (3) state/jurisdiction; (4) party affiliation; (5) date of election; (6) type of election (primary, general or special); (7) description of why Adviser should support candidate/political party; (8) information about whether Adviser has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering); and (9) name and signature of person submitting this information; and

•	The contribution does not present a conflict of interest or is detrimental to Adviser’s advisory Clients.

Individual Contributions

Adviser Covered Persons may contribute to candidates for federal, state and local elective offices to the extent permitted by law and Adviser’s Code of Ethics.

OUTSIDE ACTIVITIES

You must obtain prior approval from the Chief Compliance Officer of any outside activity which involves:

•	a time commitment which would prevent you from performing your duties for the Company,

•	your active participation in any business in the financial services industry or otherwise in competition with the Company,

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or
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•	your serving as an employee, officer, director or consultant in any private business, charitable organization or non-profit organization.

You may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any client account owns securities, without the prior approval of the Chief Compliance Officer. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a client account managed by the Company concerning the company in question.

The Chief Compliance Officer may require further information concerning any outside activity for which you request approval, including the number of hours involved and the compensation to be received.

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RiverPark

Annex A

PERSONAL SECURITIES TRANSACTION APPROVAL FORM

Details of Proposed Transaction:

Date of sale

Name of issuer

Type of security (e.g. common stock, preferred stock)

Quantity of shares or units

Price per share/unites

Approximate dollar amount

Account for which transaction will be made

Name of broker

Do you wish that this form shall not be
construed as an admission of direct or indirect
beneficial ownership in the Security? (Y/N)

Date	Name of employee
Signature of employee

You may/may not execute the proposed transaction described above.

Chief Compliance Officer

Date: ______________

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RiverPark

Annex B

EMPLOYEE SECURITIES HOLDINGS REPORT

Date of Reported Holdings	Company or Symbol	Type of Security (Stock, bond, option, etc.)	Transaction Type (Buy, Sell, Short, etc.)	Number of Shares	Principal Amount	Account/Broker

Date	Name of employee
Signature of employee
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RiverPark

Annex C

EMPLOYEE QUARTERLY TRADE REPORT

For the quarter of

_________________, 20__ through _______________, 20 _

1.	With respect to securities transactions that are covered by the reporting requirement of the RiverPark Compliance Manual and Code of Ethics (Initial One):
	_______	The employee has not engaged in any securities transactions which must be reported; or
	_______	The employee has listed below all securities transactions which must be reported; or
	_______	All securities transactions which must be reported by the employee were executed in accounts that the Chief Compliance Officer directly receives duplicate trade confirmations and brokerage statements, and the employee has not engaged in any other securities transactions except as disclosed therein.
2.	All securities transactions have been executed in accordance with all of the requirements and principals set forth in the Manual.

Date	Name of employee
Signature of employee
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Transactions for Quarter ended __________________, 20__

Trade Date	Company or Symbol	Security Description (Stock, bond*, option, etc.)	Transaction Type (Buy, Sell, Short, etc.)	Number of Shares	Price/ Principal Amount	Account/Broker

* please specify interest rate and maturity date for bonds

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